EXHIBIT 5.1

OPINION OF PILLSBURY WINTHROP LLP

July 19, 2004

CardioDynamics International Corporation

6175 Nancy Ridge Drive

San Diego, California 92121

Re:	CardioDynamics International Corporation Registration Statement on Form S-3 for resale of 345,733 shares of common stock

Ladies and Gentlemen:

We have acted as counsel to CardioDynamics International Corporation, a California corporation (the “Company”), in connection with the registration for resale of 345,733 shares of common stock by certain Selling Shareholders named in the Company’s Registration Statement on Form S-3 (“Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that the shares of Common Stock to be offered and sold by the Selling Shareholders have been duly authorized and legally issued and are fully paid and nonassessable. This opinion is limited to matters governed by the laws of the State of California.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop LLP